FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                           OMB Number: 3235-0058
                                            xpires: April 30, 2009
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                                                     SEC FILE NUMBER

                                                        000-29719

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                                                      CUSIP NUMBER
                                                            748760 10 8

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(Check One)
[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

For Period Ended: March 31, 2006

[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________________


    Read Instruction (on back page) Before Preparing
              Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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                        PART I -- REGISTRANT INFORMATION


                              Quintek Technologies, Inc.
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                                Full Name of Registrant

                                       N/A
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                               Former Name if Applicable

                                   17951 Lyons Court
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               Address of Principal Executive Office (Street and Number)

                              Huntington Beach, CA 92647
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                               City, State and Zip Code

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                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |         (a) The reasons  described in reasonable  detail in Part III of
      |         this form could not be Tliminated without  unreasonable  effort
      |         or expense;
      |
      |         (b) The subject annual report,  semi-annual report,  transition
      |         report on Form 10-K,  Form 20-F,  Form 11-K, Form N-SAR or Form
      |         N-CSR  or  portion  thereof,  will be filed  on or  before  the
      |         fifteenth  calendar day following the  prescribed  due date; or
 X    |         the subject quarterly report or transition report on Form 10-Q,
      |         or  subject  distribution  report  on  Form  10-D,  or  portion
      |         thereof,  will be filed on or  before  the fifth  calendar  day
      |         following the prescribed due date; and
      |
      |         (c) The  accountant's  statement or other  exhibit  required by
      |         Rule 12b-25(c) has been attached if applicable.


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                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

        The Registrant has been unable to compile and review all of the information to be included in the Registrant's Form 10-QSB for the fiscal quarter ended March 31, 2006.


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                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
      Andrew Haag              (714)              848-7741
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         (Name)             (Area Code)       (Telephone Number)

(2) Have all other reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s). [X] Yes    [ ] No



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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?     [ ] Yes    [X] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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



               Quintek Technologies, Inc.
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      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   May 12, 2006                     By /s/ Andrew Haag
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                                           Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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        Intentional misstatements or omissions of fact constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001).
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